Exhibit 10.1

Cheetah Net Supply Chain Service Inc.

8707 Research Drive

Irvine, California 92618

June 4, 2026

VIA E-MAIL: [*]

Cindy Tang

[*]

Dear Ms. Tang:

This Separation Agreement and Mutual General Release (this “Agreement”) confirms your voluntary resignation from your position as Chief Financial Officer of Cheetah Net Supply Chain Service Inc. (the “Company”) due to personal reasons, effective May 29, 2026 (the “Separation Date”). The terms and conditions of this Agreement apply solely to your individual circumstances and do not and shall not be construed as a representation of the Company’s policy or practice with respect to any other employee. You acknowledge that you received your final paycheck on May 29, 2026, less applicable withholdings and deductions, representing salary for services performed before the Separation Date, regardless of whether you sign this Agreement. In consideration for your execution and non-revocation of this Agreement, the Company will provide you with a stock incentive payment of $50,000, to be settled in cash, less applicable withholdings and deductions. For the avoidance of doubt, you will not be entitled to any additional bonus, severance, or other incentive compensation except as expressly set forth in this Agreement. Your employment agreement with the Company, dated February 18, 2025, and annexed hereto as Exhibit A, shall be deemed terminated as of the Separation Date, except for any provisions that expressly survive termination.

You specifically agree as follows:

1.      You acknowledge and agree that the consideration described above constitutes good and valuable consideration for the agreements, promises, and representations contained in this Agreement, including specifically the release of claims contained in Section 5 below. You understand and agree that the Company’s obligation to provide such additional consideration is contingent upon your execution of this Agreement and this Agreement becoming effective and irrevocable in accordance with Section 13 below. You further acknowledge and agree that your final paycheck and any other wages or benefits to which you are already entitled are not consideration for this Agreement and will be paid or provided regardless of whether you sign this Agreement.

2.      Except as expressly set forth in this Agreement or any applicable benefit or equity plan documents, you acknowledge that you have been paid all wages, salary, bonuses, expense reimbursements, and other compensation due to you through the Separation Date, and that you are not entitled to any additional bonus. Nothing in this Agreement shall affect any vested benefits or equity rights that cannot lawfully be waived or that are expressly preserved under applicable plan documents, or any rights to indemnification, advancement, defense, or insurance coverage that you may have under the Company’s governing documents, applicable law, or any applicable directors’ and officers’ liability insurance policy.

3.      You agree to abide by any continuing, legally enforceable obligations contained in agreements made while employed by the Company, including obligations relating to the Company’s confidential and/or proprietary information and intellectual property, except to the extent such obligations are expressly modified by this Agreement or are unenforceable under applicable law. You agree that all tangible and intangible property created, written, developed, conceived, designed or made by or on behalf of you in connection with your employment (“Work Product”) shall be the property of the Company. You hereby assign to the Company all right, title, and interest in and to the said Work Product, including all patents, copyrights, trademarks, trade secrets, and any other intellectual property rights contained therein. You also agree that you will not disclose or use, without the written consent of the Company, any Confidential Information of the Company. “Confidential Information” shall mean any information obtained by you in connection with your employment in a context which would cause a reasonable person to believe the information was intended to be treated as confidential. Nothing in this Agreement or any other agreement between you and the Company prohibits or restricts you from reporting possible violations of law to, communicating with, providing information to, or participating in any investigation or proceeding before any governmental or regulatory authority, as further set forth in Section 16 below.

4.      By signing this Agreement, you acknowledge that you have returned or, by June 30, 2026, will return to the Company all Company Property in your possession or control, including all Company documents, records, files, data, computer files, stored e-mail messages, attachments, copies, Company computers, cell phones, office equipment, keys, entry cards, credit cards, books, records, and any other tangible or intangible property of the Company. To the extent any electronic copies or other Company Property cannot practicably be returned, you must permanently delete or destroy them by June 30, 2026, and certify such return, deletion, or destruction in writing. If you require access to Company documents, records, files, data, or information, such access shall be provided by the Company in a manner authorized by the Company, and nothing in this Agreement authorizes you to retain Company Property after the required return date. Nothing in this paragraph requires you to destroy documents you are legally required to retain or prohibits your legal counsel from retaining documents to the extent permitted by law and applicable ethical obligations.

5.      In consideration of the good and valuable payments and benefits set forth above, and intending to be legally bound, you, for yourself and for your executors, heirs, administrators, successors and assigns, hereby knowingly and voluntarily release and forever discharge the Company and its past, present, and future parent companies, subsidiaries, affiliates, predecessors, successors, assigns, owners, stockholders, directors, officers, members, managers, employees, representatives, attorneys, insurers, benefit plans, plan administrators, fiduciaries, and agents, individually and in their official capacities (collectively, the ‘Company Released Parties’), in respect of any and all debts, demands, causes of action, agreements, contracts, damages, liabilities and claims whatsoever, both in law and equity, in any jurisdiction, which you now have or may have ever had, whether known or unknown, against any of the Company Released Parties for anything that arose at any time up until your signing of this Agreement, including, but not limited to, those arising out of or relating to your employment by the Company and/or the termination of your employment. You acknowledge that the foregoing release includes without limitation, all claims arising under any and all federal, state and local laws or statutes in any jurisdiction prohibiting discrimination on the basis of race, national origin, gender, age, sexual orientation, religion or disability, including the Age Discrimination in Employment Act of 1967, as amended (ADEA), the Older Workers Benefit Protection Act of 1990 (OWBPA), Sections 1981 through 1988 of Title 42 of the United States Code, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, as amended (ADA), the Rehabilitation Act, the Employee Retirement Income Security Act (ERISA), the Equal Pay Act (EPA), the Fair Labor Standards Act (FLSA), the Immigration Reform Control Act (IRCA), the Family and Medical Leave Act (FMLA), the Occupational Safety and Health Act (OSHA), the Uniformed Services Employment and Reemployment Rights Act (USERRA), the Worker Adjustment and Retraining Notification Act (WARN), Genetic Information Nondiscrimination Act (GINA), the New Jersey Law Against Discrimination, the New Jersey Conscientious Employee Protection Act, the New Jersey Wage Payment Law, the New Jersey Wage and Hour Law, the New Jersey Family Leave Act, the New Jersey Earned Sick Leave Law, the New Jersey Equal Pay Act, the New Jersey Millville Dallas Airmotive Plant Job Loss Notification Act, and any other applicable federal, state, or local civil rights, human rights, wage and hour, wage payment, whistleblower, leave, benefits, retaliation, discrimination, harassment, or employment law, regulation, ordinance, or public policy, any other civil or human rights law, regulation or ordinance, any public policy, contract (oral, written or implied) (except this Agreement), tort, constitution or common law, and/or any claim for wrongful termination and/or retaliation, fraud, negligent or intentional misrepresentation, defamation, claims for breach of contract, including breach of the covenant of good faith and fair dealing, or any other federal, state or local laws applicable to employers and/or employees. For the avoidance of doubt, this release includes, without limitation, any claims arising under New Jersey law and any applicable local law or ordinance. You represent that, as of the date you sign this Agreement, you have not filed any lawsuit, claim, charge, or complaint against any of the Company Released Parties in any court or before any federal, state, or local administrative agency, except for any filing that you have disclosed in writing to the Company. Nothing in this representation or this Agreement prohibits you from filing a charge or complaint with, communicating with, or participating in any proceeding before any governmental or regulatory authority as provided herein. In addition, you expressly waive and relinquish all rights and benefits afforded by any statutory provisions prohibiting the release of unspecified claims and acknowledge that this Agreement is intended to include all claims in your favor, including those of which you may be unaware at the time of execution of this Agreement, and that this Agreement contemplates the extinguishment of any and all such claims. You acknowledge that the Company has given you sufficient opportunity to consult counsel. Nothing in this Agreement limits your right to file a charge or complaint with, communicate with, participate in any investigation or proceeding before, or receive any whistleblower award or other monetary award from any governmental or regulatory authority. To the maximum extent permitted by law, however, you waive any right to personal relief from the Company Released Parties based on claims released by this Agreement, except for any relief that cannot lawfully be waived.

6.      In consideration of your execution and non-revocation of this Agreement, and intending to be legally bound, the Company, for itself and for its successors and assigns, hereby releases and forever discharges you and your heirs, executors, administrators, successors, and assigns (collectively, the ‘Employee Released Parties’) from any and all claims, demands, causes of action, damages, liabilities, and obligations that the Company has or may have against you arising on or before the date this Agreement is signed, whether known or unknown, arising out of or relating to your employment with the Company or separation from employment with the Company. Notwithstanding the foregoing, the Company does not release or waive any claims or rights arising out of or relating to: (a) fraud, willful misconduct, gross negligence, criminal conduct, or intentional violation of law; (b) breach of fiduciary duty or duty of loyalty; (c) securities-law violations or matters required to be reported to or addressed with any governmental or regulatory authority; (d) any clawback, recoupment, disgorgement, or forfeiture obligation arising under applicable law, stock exchange rules, Company policy, or any equity or incentive compensation plan; (e) breach of this Agreement; (f) claims arising after the date this Agreement is signed; (g) claims that cannot be released as a matter of law; or (h) claims relating to your unauthorized use, disclosure, retention, or misappropriation of Company confidential information, trade secrets, documents, records, property, or intellectual property.

7.      Except as provided in this Agreement and to the fullest extent permitted by law, you agree not to file or maintain any lawsuit against the Company Released Parties based on claims released by this Agreement. Nothing in this Agreement, however, prohibits or restricts you from filing a charge or complaint with, communicating with, providing information to, testifying before, assisting, cooperating with, or participating in any investigation or proceeding conducted by the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the National Labor Relations Board, the Department of Labor, the Occupational Safety and Health Administration, the Department of Justice, Congress, any state or local agency, any self-regulatory organization, or any other governmental or regulatory authority. You do not need the prior authorization of, and are not required to notify, the Company before engaging in any such communications or activities. This Agreement also does not limit your right to receive any whistleblower award or other monetary award from any governmental or regulatory authority.

8.      To the extent that the foregoing releases are releases to which Section 1542 of the California Civil Code or any similar provision of applicable law applies, it is the intention of the parties that the foregoing releases shall be effective as a bar to any and all actions, fees, damages, losses, claims, liabilities, and demands of whatsoever character, nature, and kind, known or unknown, suspected or unsuspected, released herein. In furtherance of this intention, each party expressly waives any and all rights and benefits conferred by Section 1542 of the California Civil Code or any similar provision of applicable law, which provides as follows: ‘A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.’ The parties acknowledge that the foregoing waiver of the provisions of Section 1542 of the California Civil Code was bargained for separately.

9.      Notwithstanding anything in this Agreement to the contrary, you are not releasing or waiving: (a) any rights or claims that may arise after the date you sign this Agreement; (b) any rights to enforce this Agreement; (c) any vested benefits or equity rights that cannot lawfully be waived or that are expressly preserved under applicable plan documents; (d) any rights to indemnification, advancement, defense, or insurance coverage, including under the Company’s certificate of incorporation, bylaws, applicable law, or any applicable directors’ and officers’ liability insurance policy; (e) any rights to apply for unemployment compensation, workers’ compensation, or other benefits that cannot lawfully be waived; (f) any rights to file a charge or complaint with, communicate with, provide information to, testify before, assist, cooperate with, or participate in any investigation or proceeding before any governmental or regulatory authority; or (g) any right to receive a whistleblower award or other monetary award from any governmental or regulatory authority.

10.  Both you and the Company agree that the terms of this Agreement will remain confidential, except that either party may disclose this Agreement or its terms: (a) to such party’s attorneys, accountants, tax advisors, financial advisors, immediate family members, insurers, auditors, or other professional advisors, provided that such persons are informed of the confidential nature of the Agreement; (b) as required by law, regulation, legal process, subpoena, court order, stock exchange rule, or securities law requirement; (c) in connection with the enforcement of this Agreement; (d) in the ordinary course of the Company’s business operations, including disclosure to the Company’s legal counsel, auditors, Board of Directors, officers, insurers, advisors, and regulators; or (e) as otherwise protected by law. Nothing in this Agreement prohibits or restricts you from communicating with, providing information to, filing a charge or complaint with, or participating in any investigation or proceeding before any governmental or regulatory authority, including the Securities and Exchange Commission, without notice to or authorization from the Company. To the extent you receive a subpoena or compulsory process from a non-governmental third party seeking disclosure of this Agreement or its terms, you agree to provide the Company with prompt notice, unless prohibited by law.

11.  You agree not to make knowingly false or maliciously false statements about the Company or its current or former officers, directors, employees, products, services, or business practices. Nothing in this paragraph prohibits or restricts you from making truthful statements, exercising rights protected by law, communicating with or providing information to any governmental or regulatory authority, participating in any investigation or proceeding, responding truthfully to legal process, or enforcing your rights under this Agreement.

12.  The parties agree that this Agreement and the furnishing of the consideration set forth in this Agreement shall not be deemed or construed at any time for any purpose as an admission by either party, the Company Released Parties, or the Employee Released Parties of any liability or unlawful conduct of any kind.

13.  You acknowledge that you have carefully read this Agreement and understand all of its terms, including the full and final release of claims set forth above. You also acknowledge that you have not relied upon any representation or statement, written or oral, not set forth in this Agreement, and that you have had the opportunity to review this Agreement with your attorney. You further declare that in making this Agreement you relied entirely upon your own judgment, beliefs, interests, and, if applicable, the advice of your legal counsel.

(a)	Attorney Consultation and Review.

You understand and acknowledge that you have the right to consult with an attorney of your choice to review this Agreement and that you are advised in writing and encouraged by the Company to do so before signing this Agreement. You have twenty-one (21) days to consider and accept this Agreement from the date the final version of this Agreement is first presented to you. You may choose to sign this Agreement before the expiration of the twenty-one (21)-day consideration period, but you are not required to do so.

You acknowledge and agree that, by signing this Agreement, you are knowingly and voluntarily waiving and releasing any rights or claims you may have under the Age Discrimination in Employment Act of 1967, as amended, through the date you sign this Agreement. You are not waiving any rights or claims, including any rights or claims under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), that may arise after the date you sign this Agreement. You acknowledge that you have been advised in writing to consult with an attorney before signing this Agreement, that you have been given at least twenty-one (21) days to consider this Agreement, that you are receiving consideration in addition to anything of value to which you are already entitled, and that you have seven (7) days after signing this Agreement to revoke it.

(b)	Revocation Period.

No matter when you sign this Agreement, you understand and acknowledge that you will have seven (7) days after signing this Agreement to revoke it by delivering the written notification of such revocation to the Company, Attn: Huan Liu, Chief Executive Officer, Cheetah Net Supply Chain Service Inc., 8707 Research Drive, Irvine, California 92618 and at the following email address: info@cheetah-net.com. If you do not revoke this Agreement, this Agreement will become effective and irrevocable on the eighth day after you sign it (the “Effective Date”). This Agreement shall not become effective or enforceable until the seven (7)-day revocation period has expired without revocation. If you elect to revoke this Agreement within the aforementioned seven (7)-day period, this Agreement will not become effective, the release of claims contained herein will be null and void, and you will not be entitled to receive the additional consideration described in this Agreement. Your revocation will not alter the effective date of your resignation or separation from employment, except to the extent otherwise required by applicable law or expressly agreed in writing by the Company.

14.  This Agreement, together with the documents incorporated by reference herein, constitutes the entire agreement between the parties regarding your employment and separation from employment and supersedes all prior written or oral communications, understandings, or agreements regarding the subject matter hereof; provided, however, that this Agreement does not supersede any continuing legally enforceable confidentiality, intellectual property, or restrictive covenant obligations, or any rights or obligations that expressly survive termination of your employment agreement dated February 18, 2025. This Agreement may not be modified, altered, or changed in any way except by written agreement signed by both parties. This Agreement shall be governed by and construed in accordance with applicable United States federal law and the laws of the State of California, without regard to conflicts-of-law principles; provided, however, that nothing in this Agreement is intended to waive or limit any rights or protections under New Jersey law that cannot be waived or limited as a matter of law. If any provision of this Agreement, other than the general releases set forth herein, is declared legally or factually invalid or unenforceable by any court of competent jurisdiction and if such provision cannot be modified to be enforceable, then such provision shall become null and void, leaving the remainder of this Agreement in full force and effect. In addition, this Agreement may not be amended except by a written agreement signed by both parties, which specifically refers to this Agreement.

15.  This Agreement affects your legal rights, and we therefore urge you to review it carefully before signing. If this Agreement is acceptable, please sign it and return to the Company, Attn: Huan Liu, Chief Executive Officer, Cheetah Net Supply Chain Service Inc., 8707 Research Drive, Irvine, California 92618. If the Company has not received your signed Agreement within twenty-one (21) days after the final version of this Agreement is first presented to you, this offer will be withdrawn and you will not be entitled to receive the additional consideration described above.

16.  Nothing in this Agreement or any other agreement between you and the Company prohibits or restricts you from: (a) filing a charge, complaint, or report with any governmental or regulatory authority; (b) communicating with, providing documents or information to, or cooperating with any governmental or regulatory authority, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the National Labor Relations Board, the Department of Labor, the Occupational Safety and Health Administration, the Department of Justice, Congress, any state or local agency, or any self-regulatory organization; (c) responding truthfully to any subpoena, court order, legal process, or governmental inquiry; (d) exercising any rights under Section 7 of the National Labor Relations Act, to the extent applicable; (e) making disclosures protected under applicable whistleblower laws; or (f) receiving any whistleblower award or other monetary award from any governmental or regulatory authority. You do not need the prior authorization of the Company, and are not required to notify the Company, before engaging in any such protected activity.

WITH MY SIGNATURE HEREUNDER, I ACKNOWLEDGE THAT I HAVE CAREFULLY READ THIS AGREEMENT AND UNDERSTAND ALL OF ITS TERMS INCLUDING THE RELEASE OF CLAIMS SET FORTH ABOVE; THAT I HAVE VOLUNTARILY ENTERED INTO IT; THAT I HAVE NOT RELIED UPON ANY REPRESENTATION OR STATEMENT, WRITTEN OR ORAL, NOT SET FORTH IN THIS AGREEMENT; THAT I HAVE BEEN GIVEN THE OPPORTUNITY TO HAVE THIS AGREEMENT REVIEWED BY MY ATTORNEY AND THAT I HAVE BEEN ENCOURAGED BY THE COMPANY TO DO SO.

I ALSO ACKNOWLEDGE THAT I HAVE BEEN AFFORDED 21 DAYS TO CONSIDER THIS AGREEMENT AND THAT I HAVE 7 DAYS AFTER SIGNING THIS AGREEMENT TO REVOKE IT BY DELIVERING WRITTEN NOTIFICATION OF MY REVOCATION TO THE COMPANY IN THE MANNER SET FORTH IN SECTION 13(b). I UNDERSTAND THAT, IF I DO NOT REVOKE MY ACCEPTANCE OF THIS AGREEMENT IN THIS MANNER, IT WILL BECOME EFFECTIVE ON THE EIGHTH DAY AFTER I SIGN IT.

Cheetah Net Supply Chain Service Inc.	Date:

Name: Huan Liu

Title: CEO

Accepted and Agreed: Cindy Tang	Date: